res UN trim

Exhibit 4: Operating Results by Business Unit in Ch$ millions
(Fourth Quarter)

Quarter Quarte 2003	Copper rod	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	5,472	18,745	13,654	9,732	7,438	55,041
COGS	(5,764)	(17,595)	(12,957)	(7,825)	(5,200)	(49,341)
Gross Income	(292)	1,150	697	1,907	2,238	5,700
Gross Margin	-5.3%	6.1%	5.1%	19.6%	30.1%	10.4%
SG&A	(13)	(1,739)	(1,529)	(873)	(1,367)	(5,521)
% sales	0.2%	9.3%	11.2%	9.0%	18.4%	10.0%
Operating Income	(305)	(589)	(832)	1,034	871	179
Operating Margin	-5.6%	-3.1%	-6.1%	10.6%	11.7%	0.3%

EBITDA	(304)	215	(24)	1,494	1,029	2,410
Segment Contribution
% Revenues	9.9%	34.1%	24.8%	17.7%	13.5%	100.0%
% Operating Income	-170.4%	-329.1%	-464.8%	577.7%	486.6%	100.0%

Quarter Quarte 2004	Copper rod	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	5,133	31,861	18,831	11,088	7,599	74,512
COGS	(4,716)	(27,091)	(16,921)	(9,949)	(6,017)	(64,694)
Gross Income	417	4,770	1,910	1,139	1,582	9,818
Gross Margin	8.1%	15.0%	10.1%	10.3%	20.8%	13.2%
SG&A	(13)	(2,894)	(434)	(880)	(905)	(5,126)
% sales	0.3%	9.1%	2.3%	7.9%	11.9%	6.9%
Operating Income	404	1,876	1,476	259	677	4,692
Operating Margin	7.9%	5.9%	7.8%	2.3%	8.9%	6.3%

EBITDA	403	2,955	2,029	734	841	6,962
Segment Contribution
% Revenues	6.9%	42.8%	25.3%	14.9%	10.2%	100.0%
% Operating Income	8.6%	40.0%	31.5%	5.5%	14.4%	100.0%

2003 versus 2004
% change	Copper rod	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	-6.2%	70.0%	37.9%	13.9%	2.2%	35.4%
COGS	-18.2%	54.0%	30.6%	27.1%	15.7%	31.1%
Gross Income	-242.8%	314.8%	174.0%	-40.3%	-29.3%	72.2%
SG&A	0.0%	66.4%	-71.6%	0.8%	-33.8%	-7.2%
Operating Income	N/A	N/A	-277.4%	N/A	-22.3%	2521.2%

EBITDA	-232.6%	1274.4%	-8554.2%	-50.9%	-18.3%	188.9%

Por gmc